Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to Registration Statement (No. 333-191785) on Form S-1/A of Senesco Technologies, Inc. of our report dated September 11, 2013, except for Note 16 as to which the date is September 30, 2013, relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated September 11, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGladrey LLP

McGladrey LLP

New York, New York

December 11, 2013